Exhibit 99.1

FOR IMMEDIATE RELEASE		News Release

Contact:	Drew Mauck	Jennifer Carberry
	Strategics (for TT)	NYFIX, Inc.
	Office 312.346.2005	Office: 203-425-8000
	Cell 773.203.5456	www.nyfix.com
dmauck@strategicsinc.com

TT and NYFIX Settle Patent Lawsuit

Over MD Trader™ Technology

CHICAGO, January 17, 2006 – Trading Technologies International, Inc. (“TT”) and NYFIX, Inc. and its subsidiary, NYFIX Overseas, Inc.(“NYFIX”) today announced that they have agreed to settle a lawsuit pending in the United States District for the Northern District of Illinois in Chicago alleging that NYFIX infringed TT's U.S. Patent Nos. 6,766,304 and 6,772,132. The lawsuit was filed on July 18, 2005 and also names GL Trade as a defendant.

The lawsuit was resolved last month with the entry of a Consent Judgment admitting infringement of a version of NYFIX Overseas' Derivatives Depth Order Entry Window product incorporating a static price ladder (which had previously been distributed by NYFIX Overseas only to a limited number of its customers) and that the patents are valid. Under the settlement agreement, NYFIX has agreed not to use or offer to its customers any version of its Derivatives Depth Order Entry Window product that infringes TT's MD Trader patents in the future. TT has agreed not to sue NYFIX and NYFIX's customers for infringement of the MD Trader patents based on the sale or use of NYFIX's new Derivatives Depth Order Entry Window product. As part of the settlement, TT has absolved NYFIX and NYFIX's customers of any past liability for infringement of TT's MD Trader patents.

“NYFIX has decided to respect TT's patents by not using the covered technology. Going forward, NYFIX's customers can use any currently offered version of our Derivatives Depth Order Entry Window product without any concerns regarding these patents,” said Peter K. Hansen, Chairman of NYFIX.

“NYFIX's decision to settle is a strong endorsement of the strength of our MD Trader patents,” said Harris Brumfield, CEO of TT.

TT has received patents from the US, UK and European Patent Offices relating to innovations in its MD Trader product, the market-depth-style order-entry screen incorporated in TT's X_TRADER® trading software.

NYFIX Reaches Agreement with TT	Page 2 of 2

January 6, 2006

About Trading Technologies

Trading Technologies (www.tradingtechnologies.com) develops high-performance trading software for derivatives professionals, including the world's premier exchanges, money-center banks, proprietary traders, securities brokers, Futures Commission Merchants (FCMs), hedge funds and other trading institutions. The company's software and services provide direct access to the world's major derivatives exchanges. Headquartered in Chicago, Trading Technologies maintains a worldwide presence with offices in New York, London, Frankfurt, Sydney and Tokyo. In 2004, Trading Technologies was named the best technology company to work for in Chicago by Chicago magazine and ranked third among all Chicago area employers.

About NYFIX

NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, middle-office trade automation technologies and trade communication technologies. Our NYFIX Network is one of the industry's largest networks, connecting brokerdealers, institutions and exchanges. In addition to our headquarters in Stamford, we have offices on Wall Street in New York City, in London's Financial District, in Chicago, and in San Francisco. We operate redundant data centers in the northeastern United States with additional data center hubs in London, Amsterdam, Hong Kong and Tokyo. For more information, please visit www.NYFIX.com.

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